Date:	April 17, 2014

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FIRST QUARTER 2014 EARNINGS

•	Q1 net income of $3.5 million, basic and diluted EPS of $0.44
•	Net interest margin of 3.71% for Q1 2014
•	Nonperforming assets 0.68% of total assets
•	Average shareholders' equity of $170 million is 13.05% of average assets
•	Accretion and merger related benefits reduced pretax income by $1 million compared to Q1 2013
•	Stock repurchase program approved

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced first quarter of 2014 net income of $3,450,000 compared to $4,151,000 for the first quarter of 2013, a $701,000 or 16.9% decrease.  Basic and diluted earnings per share were $0.44 for the 2014 quarter compared to $0.53 for the 2013 quarter. Net income for the first quarter of 2014 produced a return on average assets of 1.06%, a return on average equity of 8.12%, and a return on average tangible equity of 11.54%.

Earnings for the 2014 and 2013 quarters were favorably impacted by the July 2011 merger between American National and MidCarolina Financial Corporation ("MidCarolina").

Financial Performance and Overview

      Jeffrey V. Haley, President and Chief Executive Officer, reported, "Income for the current quarter was adversely impacted by the expected and large reduction in accretion income. As you will recall, a large portion of our earnings have been driven by the 2011 merger with MidCarolina. Approximately $661,000 of pretax income for the first quarter of 2014 was directly related to various ongoing fair value adjustments, the vast majority of which results from the loan portfolio purchase discount. This compares to $1,657,000 of pretax income for the first quarter of 2013 directly related to fair value adjustments. Loan accretion in the 2014 quarter was positively impacted by unexpected accretion income of $266,000, related to payoffs and recoveries of acquired impaired loans.

"Income was also adversely impacted by a large decrease in mortgage income, which fell $455,000 or 63.3% year over year. This decline was directly related to changes in the mortgage market over the past year.

"Trust income was up $534,000, a 90.8% increase compared to the first quarter of 2013, which included a trust fee service refund of $330,000.

 "With regard to the balance sheet, at March 31, 2014, American National had $783,369,000 in loans compared to $792,513,000 at March 31, 2013, a decrease of $9,144,000 or 1.2%. Approximately three quarters of this decline was related to the unanticipated first quarter 2014 payoff of a large commercial loan participation.

"On the liability side of the balance sheet, at March 31, 2014, American National had $1,051,249,000 in deposits compared to $1,037,748,000 at March 31, 2013, an increase of $13,501,000 or 1.3%. The deposit growth was strong in core (non-maturity) deposits. We are continuously attempting to grow core deposits and their affiliated relationships, but the challenge in this low rate environment is to do that in a cost effective and competitive manner. Our cost of deposits for the 2014 quarter was 0.60%, compared to 0.71% for the 2013 quarter.

Haley concluded, "The lack of loan growth in the first quarter of this year is unsatisfactory. But a three month period is a very short period of time and, over the long term, I am optimistic about all aspects of American National. We have a strong community bank, with a century long legacy, a fortress balance sheet, robust capital, and great bankers.  Our continuing challenge and mission is to grow this franchise, organically and through acquisitions, to the next level. We know the task is not simple, quick or easy. We know the operating environment is and will continue to be challenging. But, we believe we have the tools, the infrastructure, and the employees to make it happen."

Capital

American National's capital ratios remain strong and exceed all regulatory requirements.

For the quarter ended March 31, 2014, average shareholders' equity was 13.05% of average assets, compared to 12.69% at March 31, 2013.

Book value per common share was $21.57 at March 31, 2014, compared to $20.99 at March 31, 2013.

Tangible book value per common share was $16.27 at March 31, 2014, compared to $15.48 at March 31, 2013.

Credit Quality Measurements

Non-performing assets ($5,557,000 of non-performing loans and $3,233,000 of foreclosed real estate) represented 0.68% of total assets at March 31, 2014, compared to 0.85% at March 31, 2013.

Annualized net recoveries to average loans were one basis point (0.01%) for the 2014 first quarter, compared to net recoveries of six basis points (0.06%) for the same quarter in 2013.

The allowance for loan losses as a percentage of total loans was 1.61% at March 31, 2014, compared to 1.58% at March 31, 2013. The primary drivers of this modest increase have been renewals of performing acquired loans and increases in specific reserves.

Other real estate owned was $3,233,000 at March 31, 2014, compared to $5,822,000 at March 31, 2013.

Net Interest Income

Net interest income before provision for loan losses decreased to $10,459,000 in the first quarter of 2014 from $11,682,000 in first quarter of 2013, a decrease of $1,223,000 or 10.5%.

For the 2014 quarter, the net interest margin was 3.71% compared to 4.19% for the same quarter in 2013, a decrease of 48 basis points (0.48%). This decline was mostly driven by lower levels of accretion income and was partially mitigated by reduced cost of interest bearing liabilities.

Provision expense

Provision expense for the first quarter of 2014 was zero compared to $294,000 for the first quarter of 2013.

Any need for additional provision expense has been offset by unusually strong loan recoveries, unexpectedly large loan pay downs, and continuing strong asset quality metrics.

Noninterest Income

Noninterest income totaled $2,703,000 in the first quarter of 2014, compared with $2,770,000 in the first quarter of 2013, a decrease of $67,000 or 2.4%. Mortgage income declined $455,000 or 63.3% compared to the 2013 quarter. Trust income was up $534,000, a 90.8% increase compared to the first quarter of 2013, which included a trust fee service refund of $330,000.

Noninterest Expense

Noninterest expense totaled $8,423,000 in the first quarter of 2014, compared to $8,318,000 in the first quarter of 2013, an increase of $105,000 or 1.3%.   The largest component of this change was personnel expense, which was $175,000 higher in the 2014 quarter than the 2013 quarter.

Authorization of Stock Repurchase Program

American National's board of directors has authorized a stock repurchase program of up to 250,000 shares of the company's outstanding common stock, par value $1.00 per share, for a period of two years.  Repurchases may be made through open market purchases or in privately negotiated transactions, and shares repurchased will be returned to the status of authorized and unissued shares of common stock.  The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions.

 About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $625 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."
Forward-Looking Statements
             This press release contains "forward-looking statements" within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.